Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Bank of America Corporation:

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (the “Compliance Statement”), that Bank of America, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transaction backed by retail installment sales contracts and installment loans made to retail consumers and secured by motor vehicles, completed by Bank of America Auto Receivables Securitization, LLC on or after January 1, 2006, for which the Company acted as Servicer, that was registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, where the related asset-backed securities were outstanding during the period from January 1, 2014 through December 31, 2014 (the “Platform”), as of December 31, 2014 and for the year then ended, excluding criteria 1122(d)(1)(iii)-(iv), 1122(d)(2)(ii)-(iii), 1122(d)(3)(ii)-(iv), 1122(d)(4)(ix)-(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of the selected asset-backed transaction and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed the selected transaction and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transaction and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 25, 2015